Exhibit T3B.155

THIRD

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

PARKDALE MALL ASSOCIATES, L.P.

a Texas Limited Partnership

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PARKDALE MALL ASSOCIATES, L.P.

Table of Contents

		Page
ARTICLE I
DEFINED TERMS

1.1	Definitions	6
1.2	Exhibits, Etc	10

ARTICLE II
CONTINUATION OF PARTNERSHIP
2.1	Continuation of Partnership	10
2.2	Name	10
2.3	Principal Place of Business	10
2.4	Purpose and Business of the Partnership	11
2.5	Term	11
2.6	Documents	11
2.7	Certain Transaction	11

ARTICLE III
PARTNERSHIP CAPITAL

3.1	Contributions of Partners	11
3.2	Withdrawal, Return of Capital; Interest	12
3.3	No Third Party Beneficiary	12
3.4	Priority	12

ARTICLE IV
ALLOCATION OF PARTNERSHIP ITEMS

4.1	Net Income and Net Loss	12
4.2	Special Allocations	12
4.3	Curative Allocations	14
4.4	Tax Allocations	14
4.5	Allocations Subsequent to Assignment	15

ARTICLE V
PARTNERSHIP DISTRIBUTIONS		15

ARTICLE VI
ACCOUNTING MATTERS

6.1	Books and Records	15
6.2	Reports	16
6.3	Accounting Decisions	16
6.4	Tax Matters Partner	16
6.5	Tax Elections and Returns	16
6.6	Interim Accounting	17

ARTICLE VII
RIGHTS AND DUTIES OF THE GENERAL PARTNER

7.1	Management	17
7.2	Right of Public to Rely on Authority of the General Partner	20
7.3	Reimbursement	20
7.4	Compensation of the Partners	20
7.5	Contracts with Affiliates	20
7.6	Waiver and Indemnification	21
7.7	Title Holder	21
7.8	Continuing Qualification of REIT Status	22

ARTICLE VIII
TRANSFER OF PARTNERSHIP INTERESTS;
WITHDRAWAL FROM THE PARTNERSHIP

8.1	General Restriction on Transfer	23
8.2	Further Restrictions on Transfer	23
8.3	New Partners	23
8.4	Dissolution of Partnership upon Transfer	23

	ARTICLE IX
	DISSOLUTION AND TERMINATION

9.1	Dissolution	25
9.2	Assumption of Agreements	25
9.3	Accounting	25
9.4	Liquidating Trustee	26
9.5	Liquidating Distribution	26
9.6	Distributions in Accordance with Capital Accounts	27
9.7	Distributions in Kind	27

ARTICLE X
MISCELLANEOUS

10.1	Amendments	28
10.2	Further Assurances	28
10.3	Notices	28
10.4	Governing Law	28
10.5	Captions	28
10.6	Pronouns and Headings	28
10.7	Article, Section-and Exhibit References	29
10.8	Successors and Assigns	29
10.9	Extension not a Waiver	29
10.10	Severability	29
10.11	Entire Agreement	29
10.12	Waiver of Partition	29
10.13	Counterparts	29

ARTICLE XI
APPOINTMENT OF GENERAL PARTNER AS ATTORNEY IN FACT		30

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PARKDALE MALL ASSOCIATES, L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into to be effective as of the 31st day of January, 2001, by and between CBL/Parkdale, LLC a Texas limited liability company and CBL & Associates Limited Partnership, a Delaware limited partnership.

W I T N E S S E T H:

WHEREAS, prior to the date hereof, Parkdale Mall Associates, L.P. (the “Partnership”) was governed by that certain Parkdale Mall Associates Second Amended and Restated Agreement of Limited Partnership (the “Second Amended and Restated Agreement”) dated November 1, 1995, and was formed as a Texas limited partnership and an initial certificate of limited partnership was filed with the Texas Secretary of State on May 23, 1980; and

WHEREAS, by assignment dated January 31, 2001, CBL/Parkdale, LLC, a Texas limited liability company, acquired a 5/100 percent (.05%) general partner interest in the Partnership; and

WHEREAS, by assignment dated January 31, 2001, CBL & Associates Limited Partnership, a Delaware limited partnership, acquired a ninety-nine and 95/100 percent (99.95%)limited partner interest in the Partnership; and

WHEREAS, CBL/Parkdale, LLC and CBL & Associates Limited Partnership, now constituting all of the partners of the Partnership, desire to amend and restate the Second Amended and Restated Agreement to more accurately represent their agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, amend and restate the Second Amended and Restated Agreement, in its entirety, as follows:

ARTICLE I

DEFINED TERMS

1.1    Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Act” shall mean, with respect to document filing requirements, the Texas Revised Limited Partnership Act as the same may be amended from time to time, and, with respect to other matters affecting the Partnership, the Tennessee Revised Uniform Limited Partnership Act as the same may be amended from time to time.

“Affected Gain” shall have the meaning set forth in Section 4.4(b).

“Affiliate” shall mean, as to any Partner (or as to any other person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Partner or such other Person.

“Agreement” shall mean this Third Amended And Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Bankruptcy” shall mean, with respect to any Partner, (a) the making of an assignment for the benefit of creditors; or (b) the filing of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency; or (c) the failure to vacate, discharge or dismiss within sixty (60) days from the date of its initiation either (i) the filing of a proceeding in bankruptcy against it or (ii) the appointment of a receiver or trustee for all or any part of such Partner’s assets or property.

“Capital Account(s)” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704 (b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-l(b) of the Regulations that must be followed in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations; and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that a Partnership Interest is transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred interest shall carry over to the transferee.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the net fair market value of any property other than money contributed to the Partnership with respect to the Partnership Interest held by such Partner.

“Cash Flow” shall mean, with respect to any Fiscal Year or other applicable fiscal period, the excess, if any, of (a) all cash receipts of the Partnership from all sources for such period, including without limitation receipts from operations, net proceeds from sales of partnership assets and net financing proceeds, but excluding contributions of capital by the Partners, and any Partnership cash reserves on hand at the end of such period, over (b) all cash expenses of the Partnership for such period, all payments of principal, premium, if any, and interest on account of Partnership indebtedness and such reasonable cash reserves as the General Partner deems necessary for any Partnership capital, operating or other expenditure, including without limitation contingent liabilities, but not including any expense paid from a cash reserve previously established by the Partnership.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any replacement or successor code, act or statute thereto.

“Defaulting Partner” shall have the meaning set forth in Section 9.1.

“Entity” shall mean any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other legal entity other than a natural person.

“Fiscal Year” shall mean the calendar year or such other fiscal year as the General Partner may determine in its discretion from time to time.

“General Partner” shall mean CBL/Parkdale, LLC.

“Liquidating Trustee” shall mean such Person as is selected by the Non-Defaulting Partner(s), which Person may include an Affiliate of the Partners. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership, and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Partnership.

“Management Agreement” shall mean a property management agreement with respect to the property management of the Property, entered into between the Partnership, as owner, and, CBL & Associates Management, Inc., a Delaware corporation, its successors and assigns, as manager.

“Minimum Gain Attributable to Partner Nonrecourse Debt”, shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).

“Net Income or Net Loss” shall mean, for each Fiscal Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period, as determined for federal income tax purposes, determined by the Accountants in accordance with Section 703 (a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)     any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b)     any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a) (2)(B) expenditures under Section 704(b) of the Code or Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c)     gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of such property (as the same may be restated or otherwise adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)) rather than its adjusted tax basis;

(d)     in lieu of the depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation as determined under Regulation Section 1.704-1(b)(2)(iv)(g)(3);

(e)     in the event the book value of any Partnership asset is restated and/or adjusted pursuant to Regulation Sections 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment shall be taken into account as additional Net Income or Net Loss, as the case may be;

(f)     in the event of a non-taxable disposition or distribution of a Partnership asset, such asset shall be treated for purposes of calculating Net Income or Net Loss as if such asset had been sold for its gross fair market value; and

(g)     excluding items specially allocated pursuant to Section 4.2 of Article IV of this Agreement, except that once an item of income, gain, loss or deduction has been included in the initial computation of net Income or Net Loss or is allocated pursuant to Section 4.2 of Article IV of this Agreement, Net Income or Net Loss shall be recomputed without regard to such item.

“Non-Defaulting Partner” shall have the meaning set forth in Section 9.1.

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Operating Partnership” shall mean CBL & Associates Limited Partnership, a Delaware limited partnership.

“Operating Partnership Agreement” shall mean that certain Agreement of Limited Partnership of the Operating Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partners” shall mean CBL/Parkdale, LLC and CBL & Associates Limited Partnership, their duly admitted successors or assigns or any Person who is a partner at the time of reference thereto.

“Partnership” shall have the meaning set forth in the preamble.

“Partnership Interest” shall mean the right, title and interest of a Partner in the Partnership (or its predecessor in interest) at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

“Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and (d)(1) of the Regulations.

“Percentage Interest” shall mean 05/100 percent general partner’s interest (.05%) in the case of CBL/Parkdale, LLC and ninety-nine and 95/100 percent limited partner’s interest (99.95%) in the case of CBL & Associates Limited Partnership.

“Person” shall mean any natural person or Entity.

“Property” shall mean the real estate and all improvements thereon as described on Exhibit A attached hereto and made a part hereof.

“REIT” shall mean CBL & Associates Properties, Inc., a Delaware corporation, which has elected pursuant to Section 856 et. seq. of the Code to be a Real Estate Investment Trust as governed by said Sections of the Code.

“Regulations” means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time, including corresponding provisions of succeeding regulations.

“Section 704(c) Items” shall have the meaning set forth in Section 4.4 (c).

“Tax Items” shall have the meaning set forth in Section 4.4(a).

“Tax Matters Partner” shall have the meaning set forth in Section 6.4.

1.2    Exhibits, Etc. References to “Exhibit” or to “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE II

CONTINUATION OF PARTNERSHIP

2.1    Continuation of Partnership. The Partners do hereby agree to continue the Partnership as a limited partnership under the Act and pursuant to this Agreement.

2.2    Name. The business of the Partnership shall be conducted under the name Parkdale Mall Associates, L.P., or such other name or names designated in writing by the General Partner. All transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name.

2.3    Principal Place of Business. The location of the Partnership’s principal place of business shall be 6155 Eastex Freeway, Suite 200, Beaumont, Texas 77706.

2.4    Purpose and Business of the Partnership. The purpose of the Partnership shall be to acquire, hold, own, develop, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with the Property and other real and personal property and, in connection therewith, directly and indirectly, to hold, own, improve, mortgage, manage, operate, lease, and maintain real and personal property and to sell the same; to undertake such other activities as may be necessary, advisable, desirable or appropriate to the business of the Partnership, and to engage in such other ancillary activities as shall be necessary, desirable or appropriate to effectuate the foregoing purposes. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority, directly or through its interest in the Property, to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other lien.

2.5    Term. The Partnership has heretofore commenced business and shall continue its business through and until its termination on December 31, 2050, unless sooner terminated as hereinafter provided.

2.6    Documents. The Partners shall execute all such certificates, notices, statements or other instruments, including without limitation, fictitious or assumed name certificates as shall constitute compliance with all requirements as may be necessary to enable the Partnership to conduct its business or to own its properties under the Partnership name or to preserve the character of the Partnership under applicable law.

2.7    Certain Transaction. In connection with the execution and delivery of this Agreement, the Partnership has executed and delivered the Management Agreement.

ARTICLE III

PARTNERSHIP CAPITAL

3.1    Contributions of Partners. The Partners, or their predecessors in interest, have heretofore contributed capital to the Partnership. By execution and delivery of this Agreement, the Partners hereby acknowledge and agree that the relative values of their capital interests in the Partnership are as reflected by the Capital Accounts and Percentage Interests. Except as otherwise expressly provided herein or required by applicable law, the Partners shall not be required to contribute any additional capital to the Partnership.

3.2    Withdrawal, Return of Capital; Interest. No Partner shall be entitled to withdraw any part of its Capital Contribution(s), nor shall any Partner be entitled to any distributions from the Partnership, except as specifically provided herein. No Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner’s Capital Account.

3.3    No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

3.4    Priority. Except as otherwise expressly provided herein, there shall be no priority among the Partners as to the return of capital contributions or withdrawals from or distributions of the Partnership.

ARTICLE IV

ALLOCATION OF PARTNERSHIP ITEMS

4.1    Net Income and Net Loss. After giving effect to the allocations set forth in Sections 4.2 and 4.3, Net Income or Net Loss, as the case may be, for any Fiscal Year or other applicable period shall be allocated between the Partners in accordance with their respective Percentage Interests.

4.2    Special Allocations. Notwithstanding any provisions of Section 4.1 to the contrary, the following special allocations shall be made in the following order:

(a)     Minimum Gain Chargeback (Nonrecourse Liabilities). Notwithstanding anything to the contrary contained in this Article IV, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Partnership Nonrecourse Liabilities, certain capital contributions or revaluation of the Partnership Property, all as further outlined in subsections (d)(4), (f)(2), or (f)(3) of Regulations Section 1.704-2), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations Section 1.702-2(f). This Section (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this section shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.

(b)     Minimum Gain Attributable to Partner Nonrecourse Debt. After giving effect to Section 4.2(a), if there is a net decrease in Minimum Gain Attributable To Partner Nonrecourse Debt for any Fiscal Year (other than due to the conversion, refinancing, or other change in the debt instrument attributable to such Partnership Nonrecourse Liabilities causing it to become partially or wholly nonrecourse, certain capital contributions or revaluations of the Partnership Property as further outlined in Regulations Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in such Minimum Gain Attributable To Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Section 1.702-2(i)(4) and (j)(2). This Section (b) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this section shall be made in proportion to the respective amount required to be allocated to each Partner pursuant thereto.

(c)     Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(d)     Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the partner nonrecourse debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Sections 1.704-2(b)(4) and (i)(1)).

(e)     Section 754 Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732, 734 or 743 of the Code is required to be taken into account in determining Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

4.3    Curative Allocations. The allocations set forth in Sections 4.2(a), 4.2(b), 4.2(d) and 4.2(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Section 1.704-1(b) . Notwithstanding any provisions of Sections 4.1 and 4.2 to the contrary (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under Sections 4.1, 4.2 and 4.3 shall be equal to the net amount that would have been allocated had the Regulatory Allocations not occurred. This Section 4.3 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

4.4    Tax Allocations.

(a)     Generally. Subject to Sections 4.4(b) and 4.4(c), tax items of income, gain, loss, deduction and credit (collectively, “Tax Items”) shall be allocated solely for tax purposes and not for purposes of computing Net Income or Net Loss among the Partners on the same basis as the respective book items.

(b)     Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (i) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (ii) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Section 4.4(b)(i) above so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each Fiscal Year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c)     Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule. Notwithstanding Section 4.4(b), Tax Items with respect to Partnership property that are subject to Code Section 704(c) and/or Regulation Section 1.704-1(b) (2) (iv) (f) (collectively “Section 704(c) Tax Items”) shall, to the extent so required, be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be. The allocation of Tax Items shall be subject to the “ceiling rule” stated in Regulation Section 1.704-1(c)(2)(i) and the General Partner will not make special, curative or other allocations to compensate for or cure the effect of such ceiling rule.

4.5    Allocations Subsequent to Assignment. To the extent permitted by the Code, Net Income or Net Loss and other items attributable to a Partnership Interest acquired by reason of an assignment from a Partner shall be allocated or adjusted between the assignor and the assignee based upon either (a) the length of time in any fiscal period of the Partnership during which the assigned Partnership Interest was owned by each of them, determined with reference to the effective date of the assignment, or (b) an interim closing of the Partnership’s books (at assignor’s sole expense), such manner of allocation or adjustment to be determined by the assignor, with the consent of the remaining Partners, which consent shall not be unreasonably withheld.

ARTICLE V

PARTNERSHIP DISTRIBUTIONS

Subject to any limitations on the Partnership’s ability to make distributions imposed by the Partnership’s lenders and applicable law, the Partners shall cause the Partnership to distribute Cash Flow, which shall be determined by the General Partner, to the Partners quarterly in amounts determined by the General Partner provided all such distributions shall be in accordance with the Partners’ respective Percentage Interests.

ARTICLE VI

ACCOUNTING MATTERS

6.1    Books and Records. The General Partner shall maintain or cause to be maintained at the offices of the Partnership full, true, complete and correct books of account of the Partnership, in accordance with generally accepted accounting principles applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. Each Partner shall, at reasonable times, have free access thereto for the purpose of inspecting or copying same.

6.2    Reports. The General Partner shall prepare, or cause to be prepared, and furnish to each Person who was a Partner during a Fiscal Year as soon as practicable after the close of such Fiscal Year such information as shall be requested by or necessary for the Partners to comply with all applicable legal, reporting and other requirements, including but not limited to tax requirements and requirements of the United States Securities and Exchange Commission.

6.3    Accounting Decisions. All decisions as to accounting principles shall be made by the General Partner.

6.4    Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, (a) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (b) the Tax Matters Partner shall consult in good faith with the other Partners regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Partnership before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Partner, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; (c) the Tax Matters Partner shall consult in good faith with the other Partners regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under Section 6226 of the Code relating to the Partnership before filing such petition; (d) the Tax Matters Partner shall give prompt notice to the other Partner of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Partnership level relating to the Partnership under Section 6223 of the Code, receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; and (e) the Tax Matters Partner shall promptly notify the other partners if the Tax Matters Partner does not intend to file for judicial review with respect to the Partnership.

6.5    Tax Elections and Returns. The General Partner shall, from time to time, make such tax elections on behalf of the Partnership as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement, including but not limited to elections under Section 754 of the Code. The General Partner shall prepare, or cause to be prepared, and file federal, state and local tax returns for the Partnership on a timely basis, and shall furnish copies thereof to the Partners with required partnership schedules showing allocations of book and tax items. The General Partner shall cause the Accountants to submit to the Partners on or before the first day of the fourth month following the end of each Fiscal Year for approval all federal and state income tax returns of the Partnership. If any Partner shall disapprove the tax returns of the Partnership, as submitted by the Accountants, such disapproving Partner may indicate to the Accountants the suggested revisions to the tax returns.

6.6    Fiscal Year and Interim Accounting. The fiscal year of the Partnership shall end on December 31 of each year. The General Partner may cause the books of account of the Partnership to be closed on an interim basis, when it deems such closing necessary or appropriate under the circumstances, including but not limited to a transfer of a Partnership Interest causing a termination of the Partnership for tax purposes.

ARTICLE VII

RIGHTS AND DUTIES OF GENERAL PARTNER

7.1    Management. Except as otherwise provided herein, any decisions concerning the business or property of the Partnership shall be made by the General Partner in its sole and absolute discretion. The General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such actions to carry out the purposes for which the Partnership was organized, including by way of illustration only, the right, power, authority and duty from time to time to do the following:

(a)     To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Partnership;

(b)     To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate, interests therein or parts thereof; to improve develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase, to sell on any terms; to convey, to mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easement or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on said premises; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes, and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;

(c)     To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(d)     To enter into contracts on behalf of the Partnership and to perform or cause to be performed by power of attorney or otherwise all of the Partnership’s obligations;

(e)     To borrow money, procure loans and advances from any Person for Partnership purposes, and to apply for and secure, from any Person, credit for accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

(f)     To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(g)     To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership, for the conservation of the Partnership’s assets or for any purpose convenient or beneficial to the Partnership;

(h)     To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings, and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment, of money in, into, or from any account in the Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(i)     To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person: to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j)     To make arrangements for financing, including the taking of all actions deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

(k)     To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

(l)     To maintain the Partnership’s books of account and records; and

(m)     To prepare and deliver, or cause to be prepared and delivered, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all federal and state tax returns and reports.

Except as otherwise provided herein, to the extent the duties of the Partners require expenditures of funds to be paid to third parties, the Partners shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Partners, in their capacity as such, to expend individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership except as may be required by the Act.

7.2    Right of Public to Rely on Authority of the General Partner. Nothing herein contained shall impose any obligations on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has exceeded its authority in executing any contract, lease, mortgage, deed or other instrument on behalf of the Partnership, and any such third person shall be fully protected in relying upon such authority.

7.3    Reimbursement. Upon proper written substantiation and verification as determined by the General Partner, any Partner shall be entitled to receive out of Partnership funds available therefor reimbursement of all amounts reasonably expended by such Partner out of its own funds in payment of properly incurred Partnership obligations. Reimbursements pursuant to this section shall not be duplicative of payments to such Partner under any other provision of this Agreement or other agreement.

7.4    Compensation of the Partners. The Partners shall not be entitled to any compensation for services rendered to the Partnership solely in their capacity as Partners.

7.5    Contracts with Affiliates. The Partnership may retain, on behalf of the Partnership, the services of a Partner or a firm to which a Partner is an Affiliate to render such services as the General Partner shall deem advisable for the operation and management of the Partnership on such terms and for such compensation as the General Partner shall determine. The validity of any transaction, agreement or payment involving the Partnership and an Affiliate, otherwise permitted by the Terms of this Agreement shall not be affected by reason of the relationship between the Partnership and the Partners or such Affiliate.

7.6    Waiver and Indemnification.

(a)     Neither the Partners nor any Person acting on their behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the Partners by this Agreement and the Act, provided that the Partner’s or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the Partner or such other Person shall not be guilty of fraud, misconduct or negligence. The Partnership shall, and hereby does, indemnify and hold harmless the Partners and their Affiliates and any individual acting on their behalf from any loss, damage, claims or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

(b)     Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights of the indemnitee hereunder shall survive the dissolution of the Partnership; provided, however, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the Partnership is liquidated hereunder. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets for the Partnership and no Partner shall be liable therefor.

7.7    Title Holder. To the extent allowable under applicable law, the Partnership may hold title to all or any part of its properties in the name of an individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership, and may agree that any such title holders be vested with all or any part of the powers which might otherwise reside in the Partnership. Any such title holders shall perform any and all of their respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner in accordance with the terms hereof.

7.8    Continuing Qualification of REIT Status. Notwithstanding anything contained herein to the contrary, so long as the REIT holds a direct or indirect interest in the Partnership, unless waived in writing by the REIT, the parties hereto, and their respective successors and assigns, shall conduct their operations in a manner that shall permit the REIT to continue to qualify as a real estate investment trust under Code Section 856 through and including 860 as amended, and under other applicable provisions of the Code and the Regulations thereunder. In accordance with the preceding sentence, but not in limitation thereof:

(i)     any person, including any property manager or leasing agent, rendering services to a lessee or sublessee of all or any part of the Property shall be an independent contractor with respect to the REIT within the meaning of Code Section 856(d)(3) from whom the REIT does not derive or receive any income except as may be permitted by Code Section 856(d)(2)(C) and the Regulations thereunder;

(ii)     any management or leasing agreement entered into by the Partnership shall comply with the terms and provisions of this Section 7.8;

(iii)     the REIT shall not own, directly or indirectly, or by attribution (in accordance with the attribution rules referred to in Code Section 856(d)(5)), in the aggregate, 10% or more of all classes of stock, 10% or more of the voting power or 10% or more of the assets or net profits of (A) a lessee or sublessee of all or any part of the Property or (B) of any corporation;

(iv)     the leases or subleases of all or any part of the Property shall not provide for rents based in whole or in part on the income or profits (within the meaning of Code Section 856(d)(2)(A)) derived by any tenant or subtenant from all or any part of the Property; and

(v)     rents under a lease or sublease of all or any part of the Property attributable to personal property leased or subleased under or in connection with such lease or sublease shall not exceed 15% of the total rents payable under or in connection with such lease or sublease for each taxable year.

ARTICLE VIII

TRANSFER OF PARTNERSHIP INTERESTS;

WITHDRAWAL FROM THE PARTNERSHIP

8.1    General Restriction on Transfer. A Partner may assign all or any portion of its Partnership Interest to another Partner. Except to the extent permitted by this Article VIII or as otherwise provided herein, no Partner may sell, assign, pledge, encumber or otherwise dispose of (collectively, “transfer”) all or any portion of its Partnership Interest, whether or not the transferee shall thereby, or as a result thereof, become or seek to become a Partner, without the express prior written consent of the other Partner which may be given or withheld in the sole discretion of such Partner. Any Partnership Interest validly transferred in accordance with the provisions of this Article VIII shall remain subject to all limitations and restrictions contained in this Agreement and any such transferee must so agree in writing as provided in Section 8.4.

8.2    Further Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of any Partnership Interest be made (a) to any Person who lacks the legal right, power or capacity to own a Partnership Interest; (b) to any Person whose status as a Partner would have an adverse effect for income tax purposes on the Partnership or any of the continuing Partners (including, without limitation, a constructive termination of the Partnership pursuant to Code Section 708(b)(1)(B)); (c) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a lien against any Partnership property, or other instrument, document or agreement to which the Partnership is a party or otherwise bound; (d) in violation of applicable law; or (e) of any component portion of a Partnership Interest, separate and apart from all other components of said Partnership Interest.

8.3    Lender Approval. In the event that, pursuant to the terms of any loan agreement, security agreement, deed of trust or other agreement existing at any time between the Partnership and any lender, the approval of such lender is required prior to the time that any transfer or assignment of any Partnership Interest in the Partnership may occur, then, notwithstanding any provision of this Article VIII to the contrary, no transfer or assignment of any Partnership Interest in the Partnership shall occur until all required approvals and/or consents of any such lender have been obtained.

8.4    New Partners. Any Person, not then a Partner, to whom a Partnership Interest shall be transferred in accordance with the provisions hereof shall not, notwithstanding such transfer, become a Partner hereunder unless such Person shall, in a written instrument reasonably satisfactory to the Partners, expressly assume and agree to be bound by all of the terms and provisions of this Agreement. All reasonable costs and expenses incurred by the Partnership in connection with any transfer, and, if applicable, the admission of a Person as a Partner hereunder, shall be paid by the transferring Person. Upon compliance with the provisions hereof, and upon execution and delivery of the aforesaid written instrument by the transferee, the transferee shall be admitted to the Partnership as a Partner, the transferor shall withdraw from the Partnership to the extent of its transferred Partnership Interest, and, subject to any debts or obligations owed by the transferor to the Partnership that are not assumed by the transferee, the transferor shall be relieved of any further liabilities or obligations as a Partner to the extent of its transferred Partnership Interest from and after the effective date of such transfer, but shall continue to be liable for any matters arising prior to the effective date of such transfer.

8.5    Dissolution of Partnership upon Transfer. In the event of a transfer of a Partnership Interest pursuant to this Article VIII, such transfer shall not cause a dissolution of the Partnership under applicable law.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1    Dissolution. The Partnership shall continue in effect until the expiration of its term, unless sooner dissolved upon the occurrence of any one or more of the following events:

(a)     the termination, dissolution, insolvency, Bankruptcy or retirement of any Partner other than in connection with a valid transfer of Partnership Interest;

(b)     the affirmative unanimous written vote of the Partners to dissolve the Partnership; and

(c)     dissolution required by operation of law.

Dissolution of the Partnership caused by a Partner in contravention of this Agreement (a “Defaulting Partner”) shall be a violation of this Agreement and the other Partner (the “NonDefaulting Partner”) shall have: all rights and remedies provided under applicable law and, in addition thereto, the right to any and all damages at law or in equity resulting from such violation of this Agreement. To the extent permissible by law, whether or not the business of the Partnership is continued by the Non-Defaulting Partner, such Non-Defaulting Partner shall be permitted to withhold the Defaulting Partner’s share of Partnership property the Defaulting Partner would otherwise be entitled to under this Article IX upon the winding-up and termination of the Partnership as collateral security for the obligations such Defaulting Partner may have to the Non-Defaulting Partner in connection with the operation and dissolution of the Partnership.

9.2    Assumption of Agreements. No vote by the Partners to dissolve the Partnership pursuant to Section 9.1(b) hereof shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption of all of the Partnership’s obligations.

9.3    Accounting. Upon the dissolution of the Partnership, a proper accounting (which shall be certified) shall be made of the assets and liabilities of the Partnership and the Capital Account of each Partner as of the date of dissolution and of the items of Net Income and Net Loss of the Partnership from the date of the last previous accounting to the date of dissolution.

9.4    Liquidating Trustee.

(a)     Winding-Up. Upon the dissolution of the Partnership, the affairs of the Partnership shall be wound up and terminated and the Partners shall continue to share Net Income, Net Loss, Cash Flow and other items of the Partnership during the winding-up period in accordance with the provisions of Articles IV and V hereof. The winding-up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the Liquidating Trustee, who is hereby authorized to do all acts authorized by law for these purposes. The Liquidating Trustee, in carrying out such winding up and distribution, shall have full power and authority to sell, assign, transfer and encumber all or any of the Partnership assets; provided, however, the Liquidating Trustee shall not sell any assets unless (a) the Liquidating Trustee shall have in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any sale and (b) such transactions shall be made by the Liquidating Trustee solely on an “arm’s length” basis and at the best price and on the best terms and conditions that the Liquidating Trustee believes are reasonably available. In the event of the dissolution of the Partnership by the affirmative vote of the Partners as provided by this Agreement, any distribution of rights of the Partnership shall be subject to the conditions set forth in Section 9.2 hereof.

(b)    Termination. Upon the completion of the winding up of the Partnership and the distribution of all Partnership assets, the Partnership shall terminate and the liquidating Trustee shall have the authority to execute and record any and all other documents required to effectuate the termination of the Partnership.

(c)    Indemnification. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of or failure to take any action authorized under, or within the scope of, this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification for (a) matters entirely unrelated to the Liquidating Trustee’s actions under the provisions of this Agreement, or (b) its proven gross negligence or proven willful misconduct.

9.5    Liquidating Distribution. In the event of the dissolution of the Partnership for any reason, the Partnership assets shall be liquidated for distribution in the following rank and order:

(a)     first, to the payment and discharge of all the Partnership’s debts and liabilities (including liquidating expenses) in the order of priority as provided by law;

(b)     second, to the establishment of any necessary reserves to provide for contingent liabilities, if any;

(c)     third, to the Partners in proportion to and to the extent of their respective positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, including the period during which such distributions occur;

(d)     the balance, if any, to the Partners in accordance with their Percentage Interests.

9.6    Distributions in Accordance with Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulation Section 1.704.1(b)(2)(ii)(g) (the “Liquidation Event”):

(a)     distributions shall be in accordance with their respective positive Capital Accounts in compliance with Regulation Section 1.704-1(b)(2)(ii)(b)(2), such distributions to be made on or before a date (the “Final Liquidation Date”) no later than the later to occur of (i) the last day of the taxable year of the Partnership in which the Liquidation Event occurs and (ii) ninety days after the date of such Liquidation Event; and

(b)     If the Liquidating Trustee, as the case may be, in its discretion, determines that the distributions will not be timely made as provided in foregoing Section 9.6(a), such person may distribute all of the assets and liabilities of the Partnership in trust, with the Liquidating Trustee, or such other person as may be selected by the Partners, as trustee; the purpose of the trust is to allow the Partnership to comply with the timing requirements contained in foregoing Section 9.6(a). The trustee of said trust shall distribute the former Partnership assets (however constituted, enhanced or otherwise) as promptly as he deems proper and in the same manner as directed in this Section 9.6 (without regard to this sentence or the preceding two sentences) and otherwise as required hereunder. The trust shall be terminated as soon as possible after the trust property is distributed to the beneficiaries thereof.

9.7    Distributions in Kind. Partnership property distributed in kind shall be transferred and conveyed to the distributees as tenants in common subject to any liabilities attached thereto so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property in accordance with this Article IX.

ARTICLE X

MISCELLANEOUS

10.1    Amendments. This Agreement may be amended, modified or changed in any respect only upon the written consent of all Partners.

10.2    Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

10.3    Notices. All notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to be given hereunder shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, (c) delivery via reputable private air freight service, the cost and expense of such delivery to be borne by the sending party, or (d) by electronic communication (telex or facsimile transmission). All notices shall be addressed to the recipient at the address contained on the books of the Partnership. Any Partner may designate another address (or change its address) for notices hereunder by delivery of a written notice to all other Partners in accordance with the provisions of this section. Any notice sent in compliance with the above provisions shall be deemed delivered and received, except for electronic communications, on the third business day next succeeding the day on which it was sent, or, if sooner, on the actual date received by the other party, and, in the case of electronic communications, only on the date the sending party receives acknowledgment of receipt of such notice by the other party.

10.4    Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of Tennessee, except for matters relative to the filing of certificates of limited partnership or similar matters, in which case, the laws of Texas shall apply.

10.5    Captions. All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

10.6    Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

10.7    Article, Section and Exhibit References. All references in this Agreement to particular sections, articles, schedules or exhibits shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement and the schedules or exhibits attached to this Agreement, which schedules and exhibits by such references are incorporated herein.

10.8    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

10.9    Extension not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Partnership shall impair or affect the right of such Partner of the Partnership thereafter to exercise the same. Any extension of time or other indulgences granted to a Partner hereunder shall not otherwise alter or affect any power, remedy or right of any other Partner or of the Partnership, or of the obligations of the partner to whom such extension or indulgence is granted.

10.10    Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

10.11    Entire Agreement. This Agreement, and the schedules and exhibits hereto, contain the entire understanding and agreement of the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein, including but not limited to the Original Agreement, are terminated.

10.12    Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he may have to maintain any action for partition with respect to any Partnership property.

10.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

ARTICLE XI

APPOINTMENT OF GENERAL PARTNER AS ATTORNEY-IN-FACT

11.1    Appointment. Each Partner hereby irrevocably constitutes and appoints the General Partner as such Partner’s true and lawful attorney-in-fact with full power and authority in said Partner’s name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public office such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i)     All certificates and other instruments (including counterparts of this Agreement), and any amendment thereof, which the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in any jurisdiction in which the Partnership may conduct business;

(ii)    All instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership Agreement in accordance with the terms of this Agreement;

(iii)    All conveyances and other instruments which the General Partner deems appropriate to effect the dissolution and termination of the Partnership; and

(iv)     All instruments, documents, consents and agreements, financing statements, security agreements, and continuation statements which the General Partner deems appropriate or necessary to effect and consummate any financing or refinancing of any debt of the Partnership.

11.2     Survival. The appointment by all Partners of the General Partner as their attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the Partner to act as contemplated by this Agreement in any filing and other action on behalf of the Partnership and shall survive the bankruptcy, death, dissolution, disability or incompetence of any Partner hereby giving such power or the transfer or assignment of all or any part of the interest of such Partner.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GENERAL PARTNER:

CBL/Parkdale, LLC,
a Delaware limited liability company

By:	CBL & ASSOCIATES LIMITED
PARTNERSHIP, its chief manager

By:	CBL HOLDINGS I, Inc., its sole
general partner

By:	/s/ John N. Foy
Title:	John N. Foy
Vice Chairman of the Board
and Chief Financial Officer

LIMITED PARTNER:

CBL & ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited
partnership

By:	CBL HOLDINGS I, Inc., its sole
general partner

By:	/s/ John N. Foy
Title:	John N. Foy
Vice Chairman of the Board
and Chief Financial Officer

EXHIBIT “A”

TO THIRD AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF

PARKDALE MALL ASSOCIATES, L.P.

That certain regional mall, including the real estate and the improvements thereon, located in Beaumont, Texas and known as “Parkdale Mall”.